                          Offer To Purchase For Cash
                    All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)
                                      of
                           Cordant Technologies Inc.
                                      at
                             $57.00 Net Per Share
                                      by
                            Omega Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
        TIME, ON MONDAY, APRIL 24, 2000, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF CORDANT TECHNOLOGIES INC. (THE "COMPANY"), INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 14, 2000 (THE "MERGER AGREEMENT"), AMONG ALCOA INC. ("ALCOA"), OMEGA ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND
(III) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   IMPORTANT

  Any stockholder of the Company wishing to tender Shares in the Offer must
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

  Rights are presently evidenced by the certificates for the shares of common stock of the Company and a tender by a stockholder of such stockholder's shares of common stock of the Company will also constitute a tender of the associated rights to purchase preferred stock. Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney

March 20, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1

INTRODUCTION..............................................................   5

THE TENDER OFFER..........................................................   7

  1.Terms of the Offer....................................................   7
  2.Acceptance for Payment and Payment for Shares.........................   9
  3.Procedures for Accepting the Offer and Tendering Shares...............   9
  4.Withdrawal Rights.....................................................  12
  5.Certain United States Federal Income Tax Consequences ................  13
  6.Price Range of Shares; Dividends......................................  14
  7.Certain Information Concerning the Company............................  14
  8.Certain Information Concerning Alcoa and the Purchaser................  17
  9.Source and Amount of Funds............................................  18
  10.Background of the Offer; Past Contacts or Negotiations with the
   Company................................................................  18
  11.The Merger Agreement, Other Arrangements.............................  20
  12.Purpose of the Offer; Plans for the Company..........................  29
  13.Certain Effects of the Offer.........................................  30
  14.Dividends and Distributions..........................................  31
  15.Certain Conditions of the Offer......................................  32
  16.Certain Legal Matters; Regulatory Approvals..........................  33
  17.Dissenters' Rights...................................................  36
  18.Fees and Expenses....................................................  36
  19.Miscellaneous........................................................  37

SCHEDULE I

  Directors and Executive Officers of Alcoa and the Purchaser............. I-1

                              SUMMARY TERM SHEET

  Omega Acquisition Corp. is offering to purchase all of the outstanding common stock of Cordant Technologies Inc. for $57.00 per share in cash. The following are some of the questions you, as a stockholder of Cordant, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

  Our name is Omega Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Cordant and have carried on no activities other than in connection with the merger agreement among Alcoa Inc., Omega Acquisition Corp. and Cordant. We are a wholly owned subsidiary of Alcoa, a Pennsylvania corporation. See the "Introduction" to this Offer to Purchase and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are seeking to purchase all of the outstanding common stock of Cordant and the rights to purchase preferred stock associated with those shares. See the "Introduction" to this Offer to Purchase and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  We are offering to pay $57.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Alcoa, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We anticipate that a significant portion of these funds will be obtained from the existing resources and internally generated funds of Alcoa, including short-term borrowing in the ordinary course of business. For the remainder, Alcoa is evaluating a number of financing alternatives with different maturities in both bank borrowings and the capital markets. See
Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. Alcoa has arranged for a significant portion of our funding to come from its existing resources and internally generated funds, including short-term borrowing in the ordinary course of business, and Alcoa will have the remainder arranged prior to the expiration of the tender offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  You will have at least until 5:00 p.m., New York City time, on Monday, April 24, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

  We have agreed in the merger agreement that:

  . Without the consent of Cordant, we may extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived.

  . Without the consent of Cordant, we may generally extend the offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the offer.

  . Unless Cordant advises us that it does not wish us to extend the offer, we will extend the offer from time to time until the earlier of (1) 30 days after the date on which any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated, the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended, has been received and the applicable waiting period under the Canadian Competition Act has expired or (2) September 30, 2000, in the event that on such date all of the conditions to the offer have not been satisfied or waived as permitted by the merger agreement.

  . If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and extend the offer to provide a "subsequent offering period" for at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days (for all such extensions).

  Any extension under the circumstances described in the first and third bullet points above will not exceed that number of days that we reasonably believe is necessary to cause the conditions of the offer to be satisfied, but no more than ten business days.

  See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  . We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition."

  . We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in Cordant or its business.

  . We are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated.

  The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Cordant's consent; however, we cannot waive the minimum condition. See Section 15.

HOW DO I TENDER MY SHARES?

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to ChaseMellon Shareholder Services, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Thursday, May 18, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period discussed in Section 1. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE CORDANT BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

  We are making the offer pursuant to the merger agreement, which has been approved by the Cordant board of directors. The board of directors of Cordant
(1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Cordant, (2) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger and (3) unanimously recommends that Cordant's stockholders accept the offer and tender their shares pursuant to the offer and approve and adopt the merger agreement. See the "Introduction" to this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL CORDANT CONTINUE AS A PUBLIC COMPANY?

  No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Cordant no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Cordant common stock will no longer be eligible to be traded through the New York Stock Exchange; there may not be a public trading market for Cordant common stock; and Cordant may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE CORDANT TECHNOLOGIES INC. SHARES ARE NOT TENDERED IN THE OFFER?

  Yes. If we accept for payment and pay for at least a majority of the shares of Cordant on a fully diluted basis, Omega Acquisition Corp. will be merged with and into Cordant. If that merger takes place, Alcoa will own all of the shares of Cordant and all remaining stockholders of Cordant (other than Alcoa Inc. and stockholders properly exercising dissenters' rights) will receive $57.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Cordant that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Cordant common stock. Also, as described above, Cordant may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On March 13, 2000, the last trading day before we announced the acquisition, the last sale price of Cordant common stock reported on the New York Stock Exchange was $29.56 per share. On March 17, 2000, the last trading day before we commenced the tender offer, the closing price of Cordant common stock reported on the New York Stock Exchange was $55.56. We encourage you to obtain a recent quotation for shares of Cordant common stock in deciding whether to tender your shares. See Section 6.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

  The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  You may call Morrow & Co., Inc. at (800) 566-9061 (toll free) or Salomon Smith Barney Inc. at (877) 319-4978 (toll free). Morrow & Co., Inc. is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Cordant Technologies Inc.:

                                 INTRODUCTION

  Omega Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Cordant Technologies Inc. (the "Company"), and the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of May 22, 1997, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent (the shares of Common Stock and any associated Rights are referred to as the "Shares"), at a price of $57.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 14, 2000 (the "Merger Agreement") among Alcoa, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Alcoa. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by Alcoa or any subsidiary of Alcoa or the Company or any subsidiary of the Company, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $57.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11, which also contains a discussion of the treatment of stock options.

  Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Alcoa or the Purchaser will pay all charges and expenses of Salomon Smith Barney Inc., as dealer manager ("Salomon Smith Barney" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and Morrow & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

  The Board of Directors of the Company (the "Company Board") has (1) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (3) unanimously recommends that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

  Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Company Board its written opinion dated March 13, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of Morgan Stanley's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully in its entirety.

  The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of the then outstanding Shares on a fully diluted basis (the "Minimum Condition") and (2) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") having expired or been terminated. The Offer is also subject to the satisfaction of certain other conditions. See Section 15.

  For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights or securities convertible into shares of Common Stock, whether or not currently exercisable.

  The Company has advised Alcoa that, on March 3, 2000, 36,714,831 Shares were issued and outstanding and 3,091,298 Shares were subject to stock option grants. Neither Alcoa, the Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if approximately 19,903,065 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

  The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, Alcoa will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by Alcoa pursuant to the Merger Agreement) and (2) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Alcoa's designees to be so elected to the Company Board and, subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Alcoa's designees to be so elected; provided, however, that until the Effective Time there shall be at least two members of the Company Board who were directors as of the date of the Merger Agreement and are not employees of the Company. See Section 11.


  The Company and the Rights Agent under the Rights Agreement amended the Rights Agreement to provide that (1) so long as the Merger Agreement has not been terminated pursuant to the termination provisions thereof, a Distribution Date (as defined in the Rights Agreement) will not occur or be deemed to occur, and neither Alcoa nor the Purchaser will become an Acquiring Person (as defined in the Rights Agreement), as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by the Merger Agreement and (2) the Rights will expire immediately prior to the consummation of the Offer.

  The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Alcoa and the Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See Section 11.

  This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, April 24, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

  The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

  The Purchaser will not make any change without the prior written consent of the Company that (i) decreases the price per Share payable in the Offer, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) modifies or amends any of the conditions to the Offer set forth in Section 15, (v) imposes conditions to the Offer in addition to the conditions set forth in Section 15,
(vi) waives the Minimum Condition, (vii) makes any other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or (viii) except as provided below, extends the Offer.

  Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act. In addition, unless the Company advises the Purchaser that it does not wish the Purchaser to extend the Offer, the Purchaser shall extend the Offer from time to time until the earlier of (a) 30 days after the date on which any applicable waiting period under the HSR Act has expired or been terminated, the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended (the "EU Regulation"), has been received and the applicable waiting period under the Canadian Competition Act (the "Competition Act") has expired (the "Regulatory Condition") or (b) September 30, 2000, in the event that on such date all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement. An extension described in the preceding sentence or described in clause (i) of the first sentence of this paragraph will not exceed the lesser of (a) ten business days or (b) such smaller number of days that the Purchaser reasonably believes is necessary to cause the conditions of the Offer to be satisfied.

  Rule 14d-11 under the Exchange Act permits the Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

  The Purchaser has agreed to include a Subsequent Offering Period of not less than three business days in the event that all of the conditions to the Offer have been satisfied or waived, as permitted by the Merger Agreement, as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

  Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

  The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

  The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of

Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

 Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

  Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, to and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

 Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  (1) such tender is made by or through an Eligible Institution;

  (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

  In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

  The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, May 18, 2000 (or such later date as may apply if the Offer is extended).

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in Section 3 hereof.

  No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5. Certain United States Federal Income Tax Consequences.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of Alcoa. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

  The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

  A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6. Price Range of Shares; Dividends.

  The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "CDD." The following table sets forth, for the periods indicated, the high and low sale prices per Share as well as the dividends paid to stockholders for the periods indicated. The Rights trade together with the Common Stock. Share prices are as reported on the NYSE based on published financial sources.

                                                      Common Stock
                                                   ----------------------------
                                                   High     Low       Dividends
                                                   ----     ----      ---------
Twelve Months Ended December 31, 1998:
  First Quarter................................... $50 1/8  $39 17/32   $0.10
  Second Quarter..................................  55 3/4   44 1/2      0.10
  Third Quarter...................................  47 3/8   35 1/2      0.10
  Fourth Quarter..................................  44 5/8   31 3/8      0.10
Fiscal Year 1999:
  First Quarter...................................  42 7/8   30 1/8      0.10
  Second Quarter..................................  52 3/8   39 9/16     0.10
  Third Quarter...................................   49       30         0.10
  Fourth Quarter..................................  33 1/8   25 1/2      0.10
Fiscal Year 2000:
  First Quarter (through March 17, 2000)..........  55 9/16  28 15/16    0.10

  On March 13, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the NYSE was $29.56 per Share. On March 17, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NYSE was $55.56 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

  General. The Company is a Delaware corporation with its principal offices located at 15 W. South Temple, Suite 1600, Salt Lake City, Utah 84101. The telephone number of the Company is (801) 933-4000. According to the Company's Form 10-K for the fiscal year ended December 31, 1998, the Company operates in three business segments. Thiokol Propulsion is a leading producer of high technology solid rocket motors for space, defense and commercial launch applications. Huck International, Inc., a wholly owned subsidiary of the Company, is a major supplier of precision fastening systems for aerospace and industrial markets worldwide and custom injection molded plastic products. The Company's 84.6 percent owned subsidiary, Howmet International Inc. ("Howmet"), is a leading manufacturer of investment cast turbine engine components for jet aircraft and industrial gas turbine power generation markets, as well as a leading producer of aluminum investment castings for commercial aerospace and defense electronics industries.

  Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Summary Unaudited Financial Information. The following summary unaudited consolidated financial data relating to the Company has been taken from the Company's Current Report on Form 8-K, filed with the SEC on February 11, 2000. More comprehensive financial information is included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents and all of the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                           CORDANT TECHNOLOGIES INC.

                               SUMMARY UNAUDITED
                      CONSOLIDATED FINANCIAL INFORMATION
                     (in millions, except per Share data)

                                                                Year Ended
                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
Sales:
Investment Castings......................................... $1,459.7  $1,350.6
Fastening Systems...........................................    465.2     433.3
Propulsion Systems..........................................    588.0     643.0
                                                             --------  --------
  Total Sales............................................... $2,512.9  $2,426.9
Operating income:
Investment Castings......................................... $  204.7  $  185.8
Fastening Systems...........................................     52.8      65.2
Propulsion Systems..........................................     87.9      82.1
Unallocated corporate expense...............................    (25.8)    (24.4)
                                                             --------  --------
  Total operating income....................................    319.6     308.7
Interest income.............................................      7.4      12.8
Interest expense............................................    (42.9)    (28.3)
Other, net..................................................     (3.5)     (3.8)
Income taxes................................................    (93.4)   (107.6)
                                                             --------  --------
Income before minority interest.............................    187.2     181.8
Minority interest...........................................    (22.8)    (39.8)
                                                             --------  --------
  Net income................................................ $  164.4  $  142.0
                                                             ========  ========
Net income per share:
  Basic..................................................... $   4.49  $   3.89
  Diluted................................................... $   4.39  $   3.79

--------
Results for the current year include Continental/Midland's operations which was purchased in October 1999, the additional 22.6 percent of Howmet ownership purchased in February 1999 and Jacobson's operations, which was purchased in Mid-June 1998.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither the Purchaser nor Alcoa has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Purchaser nor Alcoa takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser or Alcoa.

  Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Alcoa's review of the transactions contemplated by the Merger Agreement, the Company provided Alcoa with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of gross sales, net income and earnings per Share for the Company for the years 2000 through 2004, assuming the Company purchased the publicly held Howmet shares at $17.00 per share. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                                              Year Ended December 31,
                                    --------------------------------------------
                                      2000     2001     2002     2003     2004
                                    -------- -------- -------- -------- --------
                                        (in millions, except per Share data)
Gross Sales........................ $2,639.5 $2,828.5 $3,013.1 $3,183.1 $3,289.8
Net Income.........................    166.2    201.6    232.3    264.9    289.8
Earnings Per Share................. $   4.44 $   5.38 $   6.20 $   7.07 $   7.74

  It is the understanding of Alcoa and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Alcoa and the Purchaser in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised the Purchaser and Alcoa that its internal financial forecasts (upon which the projections provided to Alcoa and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Alcoa and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Alcoa or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Alcoa, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Alcoa, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

8. Certain Information Concerning Alcoa and the Purchaser.

  General. Alcoa is a Pennsylvania corporation with its principal offices located at 201 Isabella Street, Alcoa Corporate Center, Pittsburgh, Pennsylvania 15212. The telephone number of Alcoa is (412) 553-4545. Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide primarily in the transportation (including aerospace, automotive, rail and shipping), packaging, building and industrial markets with a great variety of fabricated and finished products. Alcoa is organized into approximately 25 independently managed business units and has over 250 operating locations in 31 countries.

  The Purchaser is a Delaware corporation with its principal offices located at 201 Isabella Street, Alcoa Corporate Center, Pittsburgh, Pennsylvania 15212. The telephone number of the Purchaser is (412) 553-4545. The Purchaser is a wholly owned subsidiary of Alcoa. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

  The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Alcoa and the Purchaser and certain other information are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, (1) none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Alcoa or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Alcoa or any of its subsidiaries or, to the best knowledge of Alcoa, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9. Source and Amount of Funds.

  The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $2,268 million. The Purchaser will obtain such funds from Alcoa. Alcoa currently expects to obtain the a significant portion of such funds from existing resources and internally generated funds, including short-term borrowings in the ordinary course of its business. For the remainder, Alcoa is evaluating a number of financing alternatives with different maturities in both bank borrowings and the capital markets. Alcoa will have arranged such alternatives prior to the Expiration Date.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

  In early August 1999, following a meeting of the board of directors of a corporation on whose board Mr. James R. Wilson, Chief Executive Officer of the Company, and Mr. Alain J.P. Belda, President and Chief Executive Officer of Alcoa, sit, Mr. Belda informally told Mr. Wilson that Alcoa from time to time considered the Company as a possible acquisition candidate and a possible good fit with Alcoa's businesses.

  On August 12, 1999, Mr. Belda spoke with Mr. Wilson and expressed an interest in meeting to discuss Alcoa's strategy and to explore a possible business combination transaction with the Company. Following their discussion, Messrs. Belda and Wilson arranged for representatives of both companies to meet on October 1, 1999.

  On October 1, 1999, Mr. Belda and Ms. Barbara S. Jeremiah, Vice President-- Corporate Development of Alcoa, met with Mr. Wilson and Mr. Richard L. Corbin, Executive Vice President and Chief Financial Officer of the Company, at the Company's offices in Salt Lake City. Mr. Belda suggested that, if the Company had interest in further exploratory discussions, Alcoa and the Company should work together to identify potential synergies that might be achieved through a business combination transaction involving the Company and Alcoa. Mr. Wilson told the Alcoa representatives that he would discuss with the Company Board Alcoa's expression of interest in exploring a possible business combination transaction.

  On October 19, 1999, Mr. Wilson telephoned Mr. Belda and Ms. Jeremiah. He stated that he had advised the Company Board of Alcoa's expression of interest. Mr. Wilson told the Alcoa representatives that the Company was prepared to work with Alcoa to identify potential synergies that might be achieved through a business combination transaction involving Alcoa and the Company.

  On November 9, 1999, representatives of Alcoa and the Company met in Salt Lake City to conduct preliminary financial due diligence. On November 10, 1999, representatives of Alcoa contacted representatives of the Company to continue their financial due diligence discussions.

  On December 2, 1999, Alcoa and the Company entered into a confidentiality agreement to facilitate discussions between the two companies relating to a possible business combination transaction.

  During December 1999 and January 2000, representatives of Alcoa and the Company met on several occasions to conduct further financial and business due diligence.

  On various occasions between February 9, 2000 and February 24, 2000, Mr. Belda and Ms. Jeremiah discussed matters relating to a possible business combination transaction with Messrs. Wilson and Corbin, including the status of Alcoa's due diligence, structural matters relating to a possible transaction, valuation ranges, the appropriate form of consideration to be offered, termination fee provisions, the status and timing of the Company's proposal on November 12, 1999 to acquire all of the outstanding publicly held shares of Howmet common stock (the "Publicly Held Howmet Shares") for a price of $17.00 per share in cash and the impact of that proposal on a possible transaction between Alcoa and the Company.

  On February 25, 2000, representatives of Alcoa and its financial advisors, Salomon Smith Barney, and its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, met in New York with representatives of the Company's financial advisors, Morgan Stanley & Co. Incorporated, and its legal advisors, Wachtell, Lipton, Rosen & Katz, to discuss issues relating to the Company's November 12, 1999 proposal to acquire the Publicly Held Howmet Shares.

  During the week of February 28, 2000, Mr. Belda and Ms. Jeremiah spoke with Mr. Wilson to discuss Alcoa's views with respect to the discussions on February 25 relating to Howmet, and continued to discuss the possible structure and terms of a business combination transaction involving the Company and Alcoa.

  On March 3, 2000, Alcoa's legal advisors provided the Company's legal advisors with a form of an acquisition agreement.

  Between March 3, 2000 and March 6, 2000, Alcoa's and the Company's respective legal advisors had a number of conversations relating to certain corporate legal issues with respect to seeking the Howmet Board's approval for Alcoa to become an "interested stockholder" of Howmet for purposes of Section 203 of the DGCL as a result of entering into an acquisition agreement with the Company. Alcoa's legal counsel stated that Alcoa was not prepared to enter into an acquisition agreement with the Company unless such Howmet Board approval was given or the Company and Howmet entered into a definitive merger agreement pursuant to which the Company would purchase the Publicly Held Howmet Shares at an agreed upon price.

  From March 7, 2000 to March 10, 2000, the Company's and Alcoa's respective legal advisors began negotiating the proposed form of acquisition agreement.

  On March 8, 2000, representatives of the Company advised representatives of the committee of independent directors of the Howmet Board of Directors (the "Howmet Special Committee") of the Company's discussions with Alcoa regarding a possible transaction involving Alcoa and the Company. At that time the Company requested that the Howmet Special Committee consider recommending to the Board of Directors of Howmet that it approve Alcoa's becoming an "interested stockholder" of Howmet under Section 203 of the DGCL as a result of Alcoa's entering into an acquisition agreement with the Company, so that Alcoa would not be restricted from entering into a business combination with Howmet for three years without an affirmative vote of two-thirds of the disinterested Howmet shares.

  Over the next few days, representatives of the Company conducted discussions with representatives of the Howmet Special Committee regarding the terms under which the committee would consider recommending the approval, for purposes of
Section 203, of Alcoa's becoming an interested stockholder of Howmet as a result of its entering into the proposed acquisition agreement with the Company. In addition, representatives of the Company explored with representatives of the Howmet Special Committee the possibility of negotiating a definitive acquisition agreement to acquire the Publicly Held Howmet Shares. During the course of these discussions, the Company made a proposal to the Howmet Special Committee to acquire all of the Publicly Held Howmet Shares for $18.75 per share, but following further discussions, no agreement was reached.

  On March 9, 2000, representatives of Alcoa conducted additional due diligence relating to the Company's fasteners division.

  On March 10, 2000, the Board of Directors of Alcoa held a board meeting to review the status of the discussions between Alcoa and the Company. For the next couple of days, Alcoa completed its due diligence investigation based on various information contained in disclosure schedules delivered by the Company in connection with the negotiation of the proposed acquisition agreement.

  On March 11, 2000, the legal advisors to the Howmet Special Committee contacted the Company's legal advisors and discussed the proposed terms for an amendment to the Corporate Agreement between Howmet and the Company to provide for additional restrictions on the Company's ability to purchase publicly held shares of Howmet and Alcoa's entering into a separate agreement with Howmet pursuant to which it would be bound by the same restrictions as the Company under the amended agreement as conditions for the Howmet Special Committee's recommending to the full Howmet Board of Directors that it approve, for purposes of Section 203 under the DGCL, Alcoa's becoming an "interested stockholder" of Howmet.

  On March 12, 2000 and March 13, 2000, representatives of Alcoa and the Company satisfactorily resolved the issues relating to Alcoa's due diligence concerns, agreed upon the purchase price and continued to negotiate the terms of the proposed acquisition agreement.

  In the afternoon on March 13, 2000, the executive committee of the Board of Directors of Alcoa met to approve the terms of the Merger Agreement.

  On March 13, 2000, the Board of Directors of Howmet approved the terms of an amendment to the Corporate Agreement pursuant to which the Company would agree to certain restrictions on acquiring shares of Howmet Common Stock if doing so would reduce the number of Publicly Held Howmet Shares below 14% of the outstanding shares. The Board of Directors of Howmet also approved the terms of a separate agreement with Alcoa pursuant to which Alcoa agreed to be bound by the same restrictions. In addition, on that date the full Board of Directors of Howmet approved, for purposes of Section 203, following receipt of the recommendation of the Howmet Special Committee for such approval, Alcoa's becoming an interested stockholder of Howmet as a result of its entering into the proposed acquisition agreement.

  Later on March 13, the Board of the Company met to approve the Offer, the Merger and the Merger Agreement. Following such meeting, the Company and Howmet entered into the amendment to the Corporate Agreement and Alcoa and Howmet entered into the letter agreement pursuant to which Alcoa agreed to be bound by the terms of the amendment to the Corporate Agreement.

  Thereafter representatives of the Company's and Alcoa's respective legal advisors finalized the Merger Agreement, and the Merger Agreement was signed on March 14, 2000.

  On March 14, 2000, Alcoa and the Company issued a joint press release announcing the execution of the Merger Agreement.

  On March 20, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

11. The Merger Agreement; Other Arrangements.

 The Merger Agreement

  The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Alcoa and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the Regulatory Condition and certain other conditions that are described in Section 15.

  Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, Alcoa shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by Alcoa pursuant to the Merger Agreement) and (2) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of the Purchaser, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Alcoa's designees to be so elected to the Company Board and will cause Alcoa's designees to be so elected; provided, however, that until the Effective Time there shall be at least two members of the Company Board who are directors as of the date of the Merger Agreement and are not employees of the Company.

  Following the election of Alcoa's designees to the Company Board (a) any amendment or termination of the Merger Agreement by the Company, (b) any extension or waiver by the Company of the time for the performance of any of the obligations of Alcoa or the Purchaser under the Merger Agreement or (c) any waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Alcoa nor are employees of the Company.

  The Merger. The Merger Agreement provides that no later than two business days after the satisfaction or waiver of each of the conditions to the Merger set forth therein, at the Effective Time the Purchaser will be merged with and into the Company with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Alcoa.

  If required by the DGCL, the Company will call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Alcoa or the Purchaser or any subsidiary of Alcoa will be voted in favor of approval of the Merger Agreement.

  Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Alcoa or any of its subsidiaries or by the Company or any of its subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings. See Section 17.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Alcoa and the Purchaser, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; financial statements; absence of certain changes (including any material adverse effect on the business, results of operations, assets, or financial condition of the Company); absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; employee matters; labor matters; environmental matters; taxes; intellectual property; accuracy of certain disclosures; the opinion of the Company's financial advisor; the Rights Agreement; and the required stockholder vote.

  Certain representations and warranties in the Merger Agreement made by the Company and Alcoa are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or Alcoa and its subsidiaries, taken as a whole, as the case may be.

  Pursuant to the Merger Agreement, Alcoa and the Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; good standing; corporate authority; corporate authorizations; the accuracy of certain disclosures; receipt of the opinion of Alcoa's financial advisor; their ability to finance the Offer and the Merger; and their not owning any Shares or any shares of common stock of Howmet.

  Covenants. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows:

  Company Conduct of Business Covenants. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by Alcoa, which agreement will not be unreasonably withheld or delayed, or as expressly permitted by the Merger Agreement, the Company:

  (1) will, and will cause each of its subsidiaries to, conduct its operations in all material respects according to its ordinary course of business;

  (2) will use its reasonable best efforts to, and cause each of its subsidiaries to use its reasonable efforts to, (a) preserve intact its business organization and goodwill, (b) keep available the services of its current officers and other key employees and (c) preserve its current relationships with those persons having significant business dealings with the Company and its subsidiaries;

  (3) will notify Alcoa of any emergency or other substantial change in the normal course of its or its subsidiaries' respective businesses or in the operation of its or its subsidiaries' respective properties and of any complaints of or hearings of which the Company has knowledge before any governmental entity if such emergency, change, complaint or hearing would have a Material Adverse Effect on the Company;

  (4) will not, and will not permit any of its subsidiaries that is not incorporated or organized in the United States or not wholly owned to, repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than (a) regular quarterly cash dividends by the Company in an amount not to exceed $0.10 per Share per quarter declared and paid in accordance with past practice, including establishment of record and payment dates and (b) dividends or distributions by wholly owned subsidiaries of the Company);

  (5) will not, and will not permit any of its subsidiaries to, establish, enter into or amend any severance plan, agreement or arrangement or any employee benefit plan or materially increase the compensation payable or the benefits provided to its officers or employees, except as may be required by applicable law or a contract in existence on the date of the Merger Agreement and except for increases for nonofficer employees in the normal course of business consistent with past practice;

  (6) will not, and will not permit any of its subsidiaries to, authorize or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of any assets or securities or any disposition of any assets or securities, except in an amount that is not material to the Company and its subsidiaries taken as a whole;

  (7) will not, and will not permit any of its subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws (or other similar organizational documents);

  (8) will not, and will not permit any of its subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class except for (a) the issuance of Common Stock and associated Rights pursuant to options and grants outstanding as of the date of the Merger Agreement that were issued or made pursuant to the Company's stock award or long-term incentive plans, (b) the issuance of common stock, par value $0.01 per share ("Howmet Common Stock"), of Howmet, pursuant to options and grants outstanding as of the date of the Merger Agreement that were issued or made pursuant to Howmet's stock award plans; or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan and (c) the annual issuance to each non-employee director of the Company of Shares having a value of $20,000; provided that such issuance is made at such time as is consistent with past practice;

  (9) will not, and will not permit any of its subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares (other than as contemplated by the Company's employee benefit plans);

  (10) will not, and will not permit any of its subsidiaries to, (a) incur any indebtedness for borrowed money other than (i) incurrences and repayments of indebtedness under the Company's or its subsidiaries' credit facilities in existence on the date of the Merger Agreement in the ordinary course of business consistent with past practice and (ii) in an amount not to exceed $40 million in the aggregate or (b) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except for guarantees by subsidiaries of the Company of indebtedness permitted under the preceding clause
       (a);

  (11) will not, and will not permit any of its subsidiaries to (or consent to any proposal by any entity in which the Company has an investment
       to), make or forgive any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any wholly owned subsidiary of the Company, other than advances to employees in the ordinary course of business in accordance with the Company's or its subsidiaries' established policies;

  (12) will not, and will not permit any of its subsidiaries to, (a) enter into any material lease or license or otherwise subject to any material lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (b) modify or amend in any material respect, or terminate, any of its material contracts (except (x) with respect to "classified" contracts or (y) in the ordinary course of business); (c) waive, release or assign any rights that are material to the Company and its subsidiaries taken as a whole; or (d) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

  (13) will not, and will not permit any of its subsidiaries to, change any of the financial accounting methods used by it unless required by generally accepted accounting principles of the applicable country or a change in applicable law;

  (14) will not, and will not permit any of its subsidiaries to, file with, or submit to, any governmental entity (including the SEC) any registration statement, prospectus or similar document relating to the issuance of any securities of the Company or any subsidiary of the Company, other than a registration statement of the Company on Form S-8 filed with the SEC in connection with its stock awards and long-term incentive plans in the ordinary course of business consistent with past practice; and

  (15) will not, and will not permit its subsidiaries to, agree to take any of the foregoing actions or take any action that would (a) make certain representations and warranties of the Company in the Merger Agreement untrue or incorrect in any material respect or (b) result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied.

  The restrictions on the operation of the Company and its subsidiaries described above do not preclude (a) the Company and its subsidiaries from discussing and negotiating the acquisition of the Publicly Held Howmet Shares, provided that the Company may not enter into an agreement with respect to any such acquisition without the consent of Alcoa or (b) Howmet from entering into discussions and negotiations with Alcoa for the acquisition of the Publicly Held Howmet Shares.

  Alcoa Conduct of Business Covenant. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to the Merger Agreement, Alcoa will not, and will not permit any of its subsidiaries to, (i) agree, in writing or otherwise, to take any action that would result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied or (ii) delay the consummation of the Offer, including by application of Rule 14e-5 under the Exchange Act.

  Access; Confidentiality. The Merger Agreement provides that, except for competitively sensitive information or government "classified" information or as limited by applicable law or the terms of any confidentiality agreement or provision in effect on the date of the Merger Agreement, the Company will and will cause each of its subsidiaries to afford to Alcoa's representatives reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the termination of the

Merger Agreement, to its properties, offices, facilities, employees, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and will and will cause each of its subsidiaries to furnish to Alcoa such additional financial and operating data and tax and other information as to its and its subsidiaries' respective businesses and properties as Alcoa may from time to time reasonably request. The Merger Agreement further provides that Alcoa will hold any information provided under this covenant that is non-public in confidence to the extent required by, and in accordance with, the provisions of the December 2, 1999 confidentiality agreement between Alcoa and the Company.

  Reasonable Best Efforts. The Merger Agreement provides that subject to the terms and conditions of the Merger Agreement and applicable law, each of Alcoa, the Purchaser and the Company will act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable. Alcoa, the Purchaser and the Company have agreed to (and to cause their respective subsidiaries, and to use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) do the following:

  (i) consult and cooperate with and provide assistance to each other in the preparation and filing of certain documents with the SEC;

  (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any governmental entity or other person necessary in connection with the consummation of the transactions contemplated by the Merger Agreement as soon as reasonably practicable;

  (iii) provide all such information concerning Alcoa, the Company, their respective subsidiaries and their respective officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing;

  (iv) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any person;

  (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any governmental entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible; and

  (vi) divest such plants, assets or businesses of the Company or any of its subsidiaries (including entering into customary ancillary agreements on commercially reasonable terms relating to any such divestiture of such assets or businesses) as may be required in order to avoid the filing of a lawsuit by any governmental entity seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the purchase of Shares pursuant to the Offer or the consummation of the Merger; provided, however, that Alcoa will not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of plants, assets and businesses of (x) Alcoa or any of its subsidiaries or (y) of the Company or any of its subsidiaries that accounted in the aggregate for more than $60 million in revenues in the Company's 1999 fiscal year. At the request of Alcoa, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its subsidiaries, provided that any such action shall be conditioned upon the consummation of the purchase of Shares in the Offer.

  The Merger Agreement also provides that the Company, Alcoa and the Purchaser will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Alcoa, the Purchaser or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity with respect to the transactions contemplated by the Merger Agreement.

  Employee Stock Options and Other Employee Benefits. The Merger Agreement provides that the Company will use its reasonable best efforts to cause each outstanding option to purchase shares of Common Stock (including any related alternative rights) granted under any stock option or compensation plan or arrangement of the Company or its subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its subsidiaries) (the "Employee Stock Options") to become exercisable, and each restricted Share granted under the Company Option Plans, to vest in full and become fully transferable and free of restrictions, either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Merger Agreement provides that the Company will offer to each holder of an Employee Stock Option that is outstanding immediately prior to the first purchase of Shares pursuant to the Offer (the "Purchase Date") to cancel such Employee Stock Option in exchange for an amount in cash equal to the product of (x) the difference between the Offer Price and the per share exercise price of such Employee Stock Option and (y) the number of shares of Common Stock covered by such Employee Stock Option. The Merger Agreement also provides that all payments in respect of such Employee Stock Options will be made as promptly as practicable after the Purchase Date, subject to the collection of all applicable withholding taxes required by law to be collected by the Company. Each Employee Stock Option, the holder of which does not accept such offer, that remains outstanding immediately before the Effective Time will be assumed by Alcoa and converted, effective as of the Effective Time, into an option with respect to that number (the "New Share Number") of shares of common stock, par value $1.00 per share, of Alcoa ("Alcoa Common Stock") that equals the number of Shares subject to such Employee Stock Option immediately before the Effective Time, times an amount equal to the Merger Consideration divided by the Alcoa Share Value (as defined below), rounded to the nearest whole number, with a per-share exercise price equal to the aggregate exercise price of such option immediately before the Effective Time, divided by the New Share Number, rounded to the nearest whole cent; provided, that in the case of any such option that was granted as an "incentive stock option" within the meaning of Section 422 of the Code and did not cease to qualify as such as a result of any acceleration of vesting provided for above or otherwise, the number of shares will be rounded down to the nearest whole number to determine the New Share Number, and the new per-share exercise price will be determined by rounding up to the nearest whole cent. The "Alcoa Share Value" means the average of the daily high and low trading prices of the Alcoa Common Stock on the NYSE on each trading day during the period of 30 days ending the second trading day prior to the Effective Time.

  Pursuant to the Merger Agreement Alcoa has also agreed (1) from the Purchase Date through and including December 31, 2001 to, or to cause the Company or the Surviving Corporation to, maintain employee benefit plans, programs and arrangements for continuing employees that are no less favorable in the aggregate than those provided by the Company and its subsidiaries as of the Purchase Date; (2) to recognize time served with the Company or any of its subsidiaries for determining (x) eligibility, vesting and levels of benefits under benefit plans of Alcoa or its subsidiaries, including the Surviving Corporation (but not for level of benefit accrual under any defined benefit plans) and (y) severance payments; (3) for the period through and including December 31, 2001, to provide the Company's Employees (defined in the Merger Agreement as those persons who are employees or former employees of the Company or its subsidiaries immediately prior to the Purchase Date) whose employment is terminated following the Purchase Date with severance benefits on terms and conditions and in amounts that are not less favorable than those provided under the Company Severance Pay Plan; and (4) to honor certain agreements and change-of-control payments and benefits.

  No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of the officers and directors of any of them will, and the Company will direct and use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries not to, directly or indirectly through another person, (1) initiate, solicit, encourage or otherwise knowingly facilitate any inquiry, proposal or offer from any person that constitutes an Acquisition Proposal or (2) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that the Company Board may, or may authorize the Company, its subsidiaries and their respective officers, directors, employees, agents and representatives to, in response to an Acquisition Proposal that the Company Board concludes in good faith is an Incipient Superior Proposal, (x) furnish information with respect to the Company and its subsidiaries to any person making such Acquisition Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal, provided that, prior to taking any such action, the Company provides reasonable advance notice to Alcoa that it is taking such action.

  The term "Acquisition Proposal" is defined in the Merger Agreement to mean any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning any class of equity securities of the Company or any of its subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its subsidiaries, or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of subsidiaries owned directly or indirectly by the Company) of the Company or any of its subsidiaries (an "Asset Transaction"), other than the transactions contemplated by the Merger Agreement or certain other transactions permitted by the Merger Agreement, including discussions and negotiations among the Company and its subsidiaries and discussions with Alcoa relating to the acquisition of the publicly held shares of Howmet. The term "Incipient Superior Proposal" is defined in the Merger Agreement to mean an unsolicited bona fide written Acquisition Proposal that the Company Board concludes in good faith (after consultation with the Company's financial advisor) would, if consummated, provide greater aggregate value to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, provided that for purposes of this definition the term "Acquisition Proposal" shall have the meaning set forth above, except that (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and (y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its subsidiaries, taken as a whole, and not any subsidiary of the Company alone.

  The Merger Agreement provides that neither the Company Board nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Alcoa, the recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement unless the Company Board shall have determined in good faith, after consultation with its financial advisor, that the Offer, the Merger or the Merger Agreement is no longer in the best interests of the Company's stockholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's stockholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (1) withdraw, modify or change or propose publicly to withdraw, modify or change in a manner adverse to Alcoa its recommendation of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (3) so long as the Company is not in breach of its obligations described in this "No Solicitation" section, terminate the Merger Agreement, but only after the third business day following Alcoa's receipt of written notice advising Alcoa that the Company Board is prepared to accept an Acquisition Proposal and attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement. The term "Superior Proposal" is defined in the Merger Agreement to mean an Incipient Superior Proposal for which any required financing is committed or which, in the good faith judgment of the Company Board, is capable of being financed by the person making the Acquisition Proposal.

  The Merger Agreement also provides that the Company agrees to promptly (but in any event within one business day) notify Alcoa orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal.

  Indemnification; Insurance. The Merger Agreement provides that from and after the Purchase Date, Alcoa will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and Alcoa will also advance fees and expenses as incurred to the fullest extent permitted under applicable law.

  The Merger Agreement provides that the Certificate of Incorporation of the Company will, from and after the Purchase Date, and the Certificate of Incorporation of the Surviving Corporation will, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of the Merger Agreement in the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Purchase Date in any manner that would adversely affect the rights thereunder of individuals who at the Purchase Date were directors, officers or employees of the Company; provided that this provision shall not limit Alcoa's ability to merge the Company into Alcoa or any of its subsidiaries or otherwise eliminate the Company's corporate existence.

  The Merger Agreement further provides that, for six years from the Effective Time, Alcoa will maintain in effect the Company's and its subsidiaries' current directors' and officers' liability insurance policies (the "Policies") covering those persons who are currently covered by the Policies; provided, however, that in no event shall Alcoa be required to expend in any one year an amount in excess of the annual premiums currently paid by the Company and its subsidiaries for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Alcoa shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Alcoa may meet its obligations under this paragraph by covering the above persons under Alcoa's insurance policy on the terms described above that expressly provide coverage for any acts that are covered by the existing policies of the Company and its subsidiaries.

  Howmet Acquisition. The Merger Agreement provides that nothing therein will prevent Alcoa or any affiliate of Alcoa from offering to acquire or agreeing with Howmet to acquire all of the Publicly Held Howmet Shares in accordance with the terms of the Corporate Agreement, dated as of December 2, 1997, by and among the Company, Cordant Technologies Holding Company and Howmet, as amended; provided, however, Alcoa agrees that it will not acquire any shares of Howmet Common Stock prior to the Purchaser's purchase of Shares pursuant to the Offer.

  Conditions to the Merger. The Merger Agreement provides that the obligations of Alcoa, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective
Time:

  (1) if required by the DGCL, the approval of the Merger Agreement by the stockholders of the Company in accordance with such law;

  (2) no statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or has the effect of making Alcoa or the Purchaser's acquisition of Shares illegal;

  (3) Alcoa or the Purchaser shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Alcoa's and the Purchaser's obligation to effect the Merger if Alcoa or the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement; and

  (4) the applicable waiting period under the HSR Act shall have expired or been terminated.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

  (1) by the mutual written consent of the Company (including, from and after the Purchase Date, only with the concurrence of a majority of the directors of the Company then in office who neither were designated by Alcoa nor are employees of the Company), Alcoa and the Purchaser;

  (2) by either Alcoa or the Company if (a) (i) the Offer shall have expired without any Shares being purchased pursuant thereto, or (ii) the Offer has not been consummated on or before September 30, 2000, so long as the terminating party is not the cause of the failure to purchase shares pursuant to the Offer; (b) a law prohibits the consummation of the Offer or the Merger substantially on the terms contemplated by the Merger Agreement; or (c) a final and non-appealable order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated by the Merger Agreement, so long as the terminating party shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and is not in breach of its obligations described above under "Reasonable Best Efforts;"

  (3) by Alcoa if due to an occurrence or circumstance, other than as a result of a breach by Alcoa or the Purchaser of its obligations under the Merger Agreement or under the Offer, resulting in a failure to satisfy any condition to the Offer, the Purchaser shall have (a) failed to commence the Offer within 30 days following the date of the Merger Agreement or (b) terminated the Offer without having accepted any Shares for payment thereunder;

  (4) by the Company, upon approval by the Company Board, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations under the Merger Agreement that would result in a failure to satisfy any of the conditions to the Offer; or

  (5) by the Company, in accordance with the Merger Agreement, in response to a Superior Proposal, provided that such termination shall not be effective unless and until the Company shall have paid to Alcoa the fee described below.

  If the Merger Agreement is terminated, there shall be no other liability (other than with respect to termination fees and confidentiality) on the part of Alcoa, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of the Merger Agreement. In the event of termination of the Merger Agreement prior to the expiration of the Offer, Alcoa and the Purchaser will promptly terminate the Offer without the purchase of Shares thereunder.

  Fee and Expenses. Except as otherwise specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

  In the event that the Merger Agreement shall have been terminated pursuant to paragraph (3) under "--Termination" above as a result of the failure of the condition set forth in paragraph (e) of Section 15 below or pursuant to paragraph (5) under "Termination" above, the Company will immediately pay Alcoa a fee equal to $75 million (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by Alcoa in the case of termination pursuant to paragraph (5) under "--Termination" above shall be a condition to the effectiveness of such termination.

  Amendment. At any time prior to the Effective Time, the Merger Agreement may be amended by written agreement of the parties thereto; provided, however, that after adoption of the Merger Agreement by stockholders of the Company, there shall be no amendment or change to the Merger Agreement that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of the Company.

 Letter Agreement Relating to Alcoa's Compliance with the Company's Corporate Agreement

  On March 13, 2000, the Company and Howmet amended the Corporate Agreement, dated December 2, 1997, by and among the Company, Cordant Technologies Holding Company and Howmet (the "Corporate Agreement"), relating to the Company's ownership of Howmet Common Stock. Under the amended Corporate Agreement, the Company has agreed not to acquire shares of Howmet Common Stock if it would reduce the number of Publicly Held Howmet Shares below 14% of the outstanding shares unless (1) the acquisition is approved by the Howmet Special Committee,
(2) the acquisition is accomplished by a tender offer for all of the Publicly Held Howmet Shares that is conditioned upon the tender of a majority of the Publicly Held Howmet Shares, with a merger following on the same terms or (3) the acquisition is accomplished by a merger that has been approved by the affirmative vote of a majority of the Publicly Held Howmet Shares. A copy of the amendment to the Corporate Agreement is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

  Alcoa has separately agreed with Howmet to be bound by the same limitations as the Company under the Corporate Agreement. These arrangements were approved by the Board of Directors of Howmet with the recommendation and concurrence of the Howmet Special Committee. The Howmet Special Committee also approved Alcoa's becoming an "interested stockholder" of Howmet under Section 203 of the DGCL as a result of the Merger Agreement. A copy of the letter agreement between Alcoa and Howmet, pursuant to which Alcoa agreed to be bound is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company.

  Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

  The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

  If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and bylaws of the Purchaser will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger; provided that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be "Cordant Technologies Inc."

  Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

  Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Alcoa currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company Board who were directors as of the date of the Merger Agreement and who are not employees of the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

  Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Alcoa will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Alcoa intends to seek additional information about the Company during this period. Thereafter, Alcoa intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Alcoa's business.

  Alcoa has advised Howmet that it intends, promptly after the commencement of the Offer to enter into discussions with the committee of independent directors of Howmet to pursue the acquisition of the Publicly Held Howmet Shares. Alcoa has agreed with Howmet to be bound by the terms of the amended Corporate Agreement for so long as the Merger Agreement is in effect, to the same extent as the Company. The Merger Agreement provides that nothing in the Merger Agreement prevents Alcoa or any affiliate of Alcoa from offering to acquire or agreeing with Howmet to acquire all of the shares of Howmet Common Stock not owned by the Company or any of its subsidiaries in accordance with the Corporate Agreement; provided that Alcoa has agreed that it will not acquire any shares of Howmet Common Stock prior to the Purchaser's purchase of Shares in the Offer.

  Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Alcoa have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of record holders of at least 100 Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

  Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the NYSE. Alcoa and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

  As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Alcoa, the Company will not and will not permit any of its subsidiaries to repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than (a) regularly quarterly cash dividends by the Company in an amount not to exceed $0.10 per Share per quarter declared and paid in accordance with past practice, including establishment of record and payment dates, and (b) dividends or distributions by wholly owned subsidiaries of the Company).

15. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the Expiration Date, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended (the "EU Regulation"), shall not have been received or the applicable waiting period under the Canadian Competition Act (the "Competition Act") shall not have expired, in each case to the extent applicable to the purchase of Shares in the Offer, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

  (a) there shall have been entered, enforced or issued by any federal, regional, state or local court, arbitrator, tribunal, administrative agency, whether U.S. or foreign (a "Governmental Entity"), any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Alcoa, the Purchaser or any other affiliate of Alcoa, or the consummation of the Merger transaction; (ii) which prohibits or limits materially the ownership or operation by the Company, Alcoa or any of their subsidiaries of all or any material portion of the business or assets of the Company, Alcoa or any of their subsidiaries, or compels the Company, Alcoa or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Alcoa or any of their Subsidiaries; (iii) which imposes or confirms limitations on the ability of Alcoa, the Purchaser or any other affiliate of Alcoa to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) which requires divestiture by Alcoa, the Purchaser or any other affiliate of Alcoa of any Shares; or (v) which otherwise would have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transactions contemplated by the Merger Agreement or Alcoa, except in the case of clauses (i) through (v), where such events are consistent with or result from Alcoa's, the Purchaser's and the Company's obligations described under "The Merger Agreement--Reasonable Best Efforts" in Section 11;

  (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity or deemed by any Governmental Entity applicable to
      (i) Alcoa, the Company or any subsidiary or affiliate of Alcoa or the Company or (ii) any transaction contemplated by the Merger Agreement, other than the HSR Act, the EU Regulation and the Competition Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
      (a) above, except where such events are consistent with or result from Alcoa's, the Purchaser's and the Company's obligations described under "The Merger Agreement--Reasonable Best Efforts" in Section 11;

  (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

  (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any individual, corporation, partnership, association, trust or any other entity or organization, other than Alcoa or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding Shares, or (ii) the Company Board or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Alcoa or the Purchaser, the recommendation by such Company Board or such committee of the Offer, the Merger or the Merger Agreement, (B) approved or recommended, or proposed publicly to approve or recommend an Acquisition Proposal, (C) caused the Company to enter into any Acquisition Agreement, relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

  (f) the representations or warranties of the Company set forth in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Merger Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date of the Merger Agreement, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of the Merger Agreement, respectively);

  (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

  (h) the Merger Agreement shall have been terminated in accordance with its terms; or

  (i) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Alcoa or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  Except as expressly set forth in the Merger Agreement, the foregoing conditions are for the benefit of the Purchaser and Alcoa and may be asserted by the Purchaser or Alcoa regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Alcoa in whole or in part at any time and from time to time in their reasonable discretion. The failure by Alcoa or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

  General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Alcoa as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

  State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

  In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Alcoa and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Alcoa and the Purchaser by virtue of such actions. In addition, the Board of Directors of Howmet approved for purposes of Section 203 Alcoa and the Purchaser becoming "interested stockholders" by virtue of Alcoa executing the letter agreement, dated March 13, 2000 with Howmet and their entering into the Merger Agreement.

  If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

  United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

  Pursuant to the requirements of the HSR Act, the Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about March 21, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

  The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Alcoa or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights and obligations to make certain divestitures.

  Canadian Competition Act. The merger provisions of the Competition Act permit the Commissioner of Competition appointed thereunder (the "Commissioner") to apply to the Competition Tribunal (the "Tribunal") to seek relief in respect of a merger which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed merger, ordering a dissolution of the merger or a disposition of assets or shares, and in the case of a proposed merger, prohibiting or delaying completion of the transaction.

  The Competition Act also requires parties to certain proposed mergers that exceed specified size thresholds to provide the Commissioner with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration or termination of the prescribed waiting period, prior to completing the transaction. A prescribed notification form can be either short-form or long-form. The waiting period in respect of a short-form is 14 days and in respect of a long-form filing is 42 days. A party to a proposed merger may also apply for an advance ruling certificate ("ARC") or some form of comfort letter, which may be issued by the Commissioner if the Commissioner is satisfied there would not be sufficient grounds on which to apply to the Tribunal for an order under the merger provisions in respect of the transaction. The issuance of an ARC will also terminate the waiting period. Alcoa and the Company will be filing a short-form notification with the Commissioner and applying for an ARC or some form of comfort letter.

  EEA and European National Merger Regulation. Alcoa and the Company each conduct substantial operations in the European Economic Area. Council Regulation (EEC) 4064/89, as amended, and Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. In these cases, the European Commission, as opposed to the individual countries within the European Economic Area, will, with certain exceptions, have exclusive jurisdiction to review the concentration. Approval by the European Commission is, with certain very limited exceptions, required prior to completion of transactions, with "Community or EFTA dimensions".

  Alcoa and the Company have determined that the Offer and the Merger have a "community dimension," and thus, intend to file notification in the prescribed form with the European Commission in accordance with the European Regulation promptly.

  This filing will trigger a one-month review period in which the European Commission is required to determine whether the proposed merger is compatible with the European common market or that there is sufficiently "serious doubt" about the proposed merger's compatibility with the common market to require a more complete review of the proposed merger.

  The one-month review period can be extended to six weeks if the parties offer undertakings to address certain concerns the European Commission may have. If after the initial one-month (or six weeks) review period, the European Commission continues to have serious doubts regarding the compatibility of the merger with the European common market, the total review period can be as long as five months from the date of complete notification. During the review process conditions can be imposed and obligations by the parties may become necessary.

  Other Filings. Alcoa and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. Dissenters' Rights.

  If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. See Section
12. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

18. Fees and Expenses.

  Salomon Smith Barney is acting as the Dealer Manager in connection with the Offer and Alcoa's proposed acquisition of the Company. Salomon Smith Barney will receive reasonable and customary compensation for its services relating to the Offer and to be reimbursed for certain out-of-pocket expenses. Alcoa and the Purchaser will indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Alcoa and the Purchaser have retained Morrow & Co., Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

  Neither of Alcoa nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ALCOA OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under
Section 7 above.

                                          Omega Acquisition Corp.

March 20, 2000

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            ALCOA AND THE PURCHASER

1. Directors and Executive Officers of Alcoa.

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Alcoa. Unless otherwise indicated, the current business address of each person is 201 Isabella Street, Pittsburgh, Pennsylvania 15212. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Alcoa.

                                          Present Principal Occupation or
                                           Employment; Material Positions
 Name, Age and Business Address           Held During the Past Five Years
 ------------------------------           -------------------------------
 Kenneth W. Dam, 67............. Max Pam Professor of American and Foreign Law,
  University of Chicago Law      University of Chicago Law School since 1992;
  School                         Director of Council on Foreign Relations and the
  5801 South Ellis Avenue        Brookings Institution.
  Chicago, IL 60637-1496
 Joseph T. Gorman, 62........... Chairman and Chief Executive Officer, TRW Inc.
  TRW Inc.                       since 1988; Director of The Procter & Gamble
  1900 Richmond Road             Company and TRW.
  Cleveland, OH 44124-3760
 Judith M. Gueron, 58........... President, Manpower Demonstration Research
  Manpower Demonstration         Corporation since 1986.
  Research Corporation
  16 East 34th Street
  New York, NY 10016-4328
 Sir Ronald Hampel, 67.......... Chairman of United News & Media plc since April
  United News & Media plc        1999; Chairman, Imperial Chemical Industries PLC
  32 Union Square East, 5th      (ICI), from 1995 to 1999; Deputy Chairman and
  Floor                          Chief Executive of ICI from 1993 to 1995;
  New York, NY 10003-3209        Chairman of the UK Committee on Corporate
                                 Governance; Director of ICI from 1985 to 1999;
                                 Director of BAE Systems PLC and the All England
                                 Lawn Tennis Club (Wimbledon) Limited. Sir Hampel
                                 is a citizen of the United Kingdom.
 Hugh M. Morgan, 59............. Managing Director since 1986 and Chief Executive
  WMC Limited                    Officer since 1990 of WMC Limited; Director of
  IBM Centre 60 City Road        Reserve Bank of Australia and a number of
  Southbank Victoria 3006,       industry, business, trade and international
  Australia                      associations and advisory groups. Mr. Morgan is a
                                 citizen of Australia.
 John P. Mulroney, 64........... (Former) President and Chief Operating Officer,
  510 Walnut Street              Rohm and Haas Company from 1986 to 1998; Director
  Suite 1500                     of Rohm and Haas from 1982 to 1998; Director of
  Philadelphia, PA 19106         Teradyne, Inc.
 Paul H. O'Neill, 64............ Chairman of the Board since 1987; Chief Executive
                                 Officer from 1987 to May 1999; Director of
                                 Eastman Kodak Company, Gerald R. Ford Foundation,
                                 Lucent Technologies Inc., Manpower Demonstration
                                 Research Corporation, National Association of
                                 Securities Dealers, Inc. and The RAND
                                 Corporation.

                                        Present Principal Occupation or
                                         Employment; Material Positions
 Name, Age and Business Address         Held During the Past Five Years
 ------------------------------         -------------------------------
 Henry B. Schacht, 65........... Managing Director, E. M. Warburg, Pincus &
  E.M. Warburg, Pincus & Co.,    Co., LLC, since January 2000; Senior Advisor
  LLC                            to E. M. Warburg, Pincus since 1999; Senior
  466 Lexington Avenue, 10th     Advisor to Lucent Technologies Inc. from
  Floor                          February 1998 to February 1999; Chairman of
  New York, NY 10017-3140        Lucent Technologies from 1996 to 1998; Chief
                                 Executive Officer of Lucent Technologies from
                                 February 1996 to October 1997; Chairman of
                                 Cummins Engine Company, Inc. from 1977 to
                                 1995 and its Chief Executive Officer from
                                 1973 to 1994; Director of Cummins Engine
                                 Company, Inc., The Chase Manhattan Bank, The
                                 Chase Manhattan Corporation, Johnson &
                                 Johnson, Knoll, Inc., Lucent Technologies
                                 Inc. and The New York Times Company.
 Franklin A. Thomas, 65......... Consultant, TFF Study Group; President of the
  TFF Study Group                Ford Foundation from 1979 to 1996; Director
  595 Madison Avenue             of Citigroup Inc., Conoco Inc., Cummins
  33rd Floor                     Engine Company, Inc., Lucent Technologies
  New York, NY 10022             Inc. and PepsiCo, Inc.
 Marina v.N. Whitman, 64........ Professor of Business Administration and
  University of Michigan         Public Policy, School of Business
  Ann Arbor, MI 48109-1318       Administration and the School of Public
                                 Policy at the University of Michigan since
                                 1992; Director of The Chase Manhattan
                                 Corporation, The Procter & Gamble Company and
                                 Unocal Corporation.
 Alain J. P. Belda, 56.......... President and Chief Executive Officer since
                                 May 1999; President and Chief Operating
                                 Officer from 1997 to May 1999; Vice Chairman
                                 from 1995 to 1997; Executive Vice President
                                 from 1994 to 1995; Director of Citigroup
                                 Inc., Cooper Industries, Inc., E. I. du Pont
                                 de Nemours and Company and The Ford
                                 Foundation. Mr. Belda is a citizen of Brazil.
 Michael Coleman, 49............ Vice President and President--Alcoa Rigid
                                 Packaging Division. Mr. Coleman joined Alcoa
                                 in January 1998. He had been Vice President--
                                 Operations of North Star Steel from 1993 to
                                 1994, Executive Vice President--Operations
                                 from 1994 to 1996 and President from 1996
                                 through 1997. Mr. Coleman joined North Star
                                 Steel in 1982.
 L. Patrick Hassey, 54.......... Vice President and President--Alcoa Europe.
                                 Mr. Hassey joined Alcoa in 1967 and was named
                                 Davenport Works Manager in 1985. In 1991, he
                                 was elected a Vice President of Alcoa and
                                 appointed President--Aerospace/Commercial
                                 Rolled Products Division. He was appointed
                                 President--Alcoa Europe in November 1997.
 Barbara S. Jeremiah, 48........ Vice President--Corporate Development. Ms.
                                 Jeremiah joined Alcoa in 1977 as an attorney
                                 and was elected Assistant General Counsel in
                                 1992 and Corporate Secretary in 1993. She was
                                 elected to her current position in 1998,
                                 where she heads Alcoa corporate development
                                 activities.
 Richard B. Kelson, 53.......... Executive Vice President and Chief Financial
                                 Officer. Mr. Kelson was elected Assistant
                                 General Counsel in 1989, Senior Vice
                                 President--Environment, Health and Safety in
                                 1991 and Executive Vice President and General
                                 Counsel in May 1994. He was named to his
                                 current position in May 1997.

                                        Present Principal Occupation or
                                         Employment; Material Positions
 Name, Age and Business Address         Held During the Past Five Years
 ------------------------------         -------------------------------
 Frank L. Lederman, 50.......... Vice President and Chief Technical Officer.
                                 Mr. Lederman was Senior Vice President and
                                 Chief Technical Officer of Noranda, Inc., a
                                 Canadian-based, diversified natural resource
                                 company, from 1988 to 1995. He joined Alcoa
                                 as a Vice President in May 1995 and became
                                 Chief Technical Officer in December 1995. In
                                 his current position Mr. Lederman directs
                                 operations of the Alcoa Technical Center.
 Joseph C. Muscari, 53.......... Vice President--Environment, Health and
                                 Safety, Audit and Compliance. Mr. Muscari
                                 joined Alcoa in 1969 and was named
                                 President--Alcoa Asia in 1993. In 1997, he
                                 was elected Vice President--Audit. He was
                                 named to his current position in May 1999 and
                                 is responsible for EHS policy, standards and
                                 strategy and the Alcoa integrated audit
                                 process. In addition, Mr. Muscari is the
                                 chief compliance officer for the company.
 G. John Pizzey, 54............. Vice President and President--Alcoa World
                                 Alumina and Chemicals. Mr. Pizzey joined
                                 Alcoa of Australia Limited in 1970 and was
                                 appointed to the board of Alcoa of Australia
                                 as Executive Director--Victoria Operations
                                 and Managing Director of Portland Smelter
                                 Services in 1986. He was named President--
                                 Bauxite and Alumina Division of Alcoa in 1994
                                 and President--Primary Metals Division of
                                 Alcoa in 1995. Mr. Pizzey was elected a Vice
                                 President of Alcoa in 1996 and was appointed
                                 President--Alcoa World Alumina in November
                                 1997. Mr. Pizzey is a citizen of Australia.
 Lawrence R. Purtell, 52........ Executive Vice President and General Counsel
                                 since 1997; from 1996 to 1997, Senior Vice
                                 President, General Counsel and Corporate
                                 Secretary of Koch Industries, Inc.; from 1993
                                 to 1996, Senior Vice President, General
                                 Counsel and Corporate Secretary of McDermott
                                 International, Inc.; and from 1992 to 1993,
                                 Vice President and General Counsel of Carrier
                                 Corporation, a unit of United Technologies
                                 Corporation.
 Robert F. Slagle, 59........... Executive Vice President, Human Resources and
                                 Communications. Mr. Slagle was elected
                                 Treasurer in 1982 and Vice President in 1984.
                                 In 1986, he was named Vice President--
                                 Industrial Chemicals and, in 1987, Vice
                                 President--Industrial Chemicals and U.S.
                                 Alumina Operations. Mr. Slagle served as Vice
                                 President--Raw Materials, Alumina and
                                 Industrial Chemicals in 1989, and Vice
                                 President of Alcoa and Managing Director--
                                 Alcoa of Australia Limited in 1991. He was
                                 named President--Alcoa World Alumina in 1996
                                 and was elected to his current position in
                                 November 1997.
 G. Keith Turnbull, 64.......... Executive Vice President--Alcoa Business
                                 System. Dr. Turnbull was appointed Assistant
                                 Director of Alcoa Laboratories in 1980. He
                                 was named Director--Technology Planning in
                                 1982, Vice President--Technology Planning in
                                 1986 and Executive Vice President--Strategic
                                 Analysis/Planning and Information in 1991. In
                                 January 1997 he was named to his current
                                 position, with responsibility for company-
                                 wide implementation of the Alcoa Business
                                 System.

2. Directors and Executive Officers of the Purchaser.

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 201 Isabella Street, Pittsburgh, Pennsylvania 15212. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Alcoa.

                                                   Present Principal Occupation
                                                                or
                                                  Employment; Material Positions
                                                    Held During the Past Five
   Name, Age and Business Address                             Years
   ------------------------------                 ------------------------------
   Barbara S. Jeremiah, 48....................... See Part 1 of this Schedule I.
   Richard B. Kelson, 53......................... See Part 1 of this Schedule I.
   Lawrence R. Purtell, 52....................... See Part 1 of this Schedule I.

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.


       BY MAIL:                   BY OVERNIGHT COURIER:                           BY HAND:
ChaseMellon Shareholder
   Services, L.L.C.      ChaseMellon Shareholder Services, L.L.C. ChaseMellon Shareholder Services, L.L.C.
     P.O. Box 3301       Mail Drop and Reorganization Department          120 Broadway, 13th Floor
 South Hackensack, NJ               85 Challenger Road                       New York, NY 10271
         07606                  Ridgefield Park, NJ 07660             Attn: Reorganization Department

                          BY FACSIMILE TRANSMISSION:
                                 (For Eligible
                              Institutions Only)
                                (201) 296-4293

                        CONFIRM FACSIMILE BY TELEPHONE:
                                (201) 295-4860
                            (For Confirmation Only)

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                         [Logo of Morrow & Co., Inc.]
                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                         Call Collect: (212) 754-8000
            Banks and Brokerage Firms, Please Call: (800) 662-5200
                   Stockholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney
                             388 Greenwich Street
                              New York, NY 10013
                        Call Toll Free: (877) 319-4978